Exhibit 18.1

LETTER REGARDING CHANGE IN ACCOUNTING PRINCIPLE

August 9, 2006

Board of Directors

Aleris International, Inc.

Note C of the Notes to the consolidated financial statements of Aleris International, Inc. included in its Form 10-Q for the three and six months ended June 30, 2006 describes an accounting change regarding the date of the Company’s annual goodwill impairment test from the last day of the fourth quarter to the first day of the fourth quarter. There are no authoritative criteria for determining which date is preferable based on the particular circumstances; however, we conclude that such change is acceptable and based on your business judgment to make this change for the stated reasons, is preferable in your circumstances. We have not conducted an audit in accordance with the standards of the Public Company Accounting Oversight Board (United States) of any financial statements of the Company as of any date or for any period subsequent to December 31, 2005, and therefore we do not express any opinion on any financial statements of Aleris International, Inc. subsequent to that date.

Very truly yours,

/s/ Ernst & Young LLP

Cleveland, OH